Exhibit 99.1

CONFIDENTIAL RELEASE – EMBARGOED UNTIL FURTHER NOTICE

Alliance MMA, Inc.
Media:

James Byrne
jbyrne@alliancemma.com

or
Investors:

James Platek, 212-739-7825

jplatek@alliancemma.com

Alliance MMA Acquires Victory Fighting Championship

Heartland mixed martial arts leader becomes top acquisition to date

NEW YORK – Alliance MMA, Inc. ("Alliance MMA" or the "Company") (NASDAQ: AMMA), the only publicly-traded mixed martial arts (MMA) company, unifying elite regional promotions and aspiring MMA champions, announced today it has acquired the assets of Victory Fighting Championship. VFC produces events in Nebraska, Kansas, Iowa, South Dakota and forthcoming shows in Dallas/Ft. Worth – the nation’s 5th largest media market.

Headquartered in Omaha, Nebraska, VFC has produced more than 60 live MMA events since its founding in 2002. The Midwest’s MMA leader also has global distribution, being broadcast exclusively on UFC FIGHT PASS – the Ultimate Fighting Championship’s OTT digital streaming platform which reaches subscribers in more than 155 countries.1

Operated by now General Manager Ryan Stoddard, VFC has served as the launching pad for former UFC lightweight champion Benson Henderson, as well as UFC standouts Jake Ellenberger, Tecia Torres, Travis Browne, Chris Camozzi, Spencer Fisher, Josh Neer, and many others.

“With this acquisition, we are taking leaps toward achieving goals on multiple fronts,” said Paul Danner, Chief Executive Officer of Alliance MMA. “VFC’s organizational footprint, in terms of scale and distribution on UFC FIGHT PASS, provides an incredible opportunity for Alliance MMA to produce content – including live content – that fans want to see.

“In addition, as we continue to pursue a presence in all the right geographies, we will build upon VFC’s rock-solid foundation. Under the leadership of Ryan Stoddard, whose vision of expansion aligns with ours, we feel VFC’s unique brand of entertainment and proven quality can best translate to several new cities in the near future.”

“We at Victory are excited to join Alliance MMA, which promises to strengthen our promotion in many ways including access to an expanded slate of superlative venues,” said Ryan Stoddard, General Manager of Victory Fighting Championship. “I believe in the ascendant business model of Alliance MMA and felt this offered the most rewarding outcome both for our promotion and for fighters interested to climb the ladder to get to the majors.”

VFC joins Alliance MMA’s growing umbrella of regional promotions, operating in 13 of the top 30 Nielsen Designated Market Areas (DMA), including each of the top five. With the goal of unifying elite regional promotions and fostering the development of aspiring MMA champions, Alliance MMA also promotes MMA events through New Jersey-based Cage Fury Fighting Championship (CFFC), Washington-based Combat Games MMA (COGA), Illinois-based Hoosier Fight Club (HFC), Tennessee-based V3Fights, Maryland-based Shogun Fights, Ohio-based Iron Tiger Fight Series, Florida-based Fight Time Promotions, Georgia-based National Fighting Championship (NatFight), and Southern California-based SoCa Fights.

About Alliance MMA, Inc.

Alliance MMA (NASDAQ: AMMA) is a professional mixed martial arts (MMA) company that brings together the best regional productions. Alliance MMA's mission is to identify and cultivate the next generation of fighters and champions for the Ultimate Fighting Championship (UFC) and other premier MMA promotions.

With some of the world’s leading MMA promotions under the Alliance MMA umbrella, the organization aims eventually to host in excess of 125 events per year, showcasing more than 1,000 fighters. Alliance MMA is also dedicated to generating live original sports media content, attracting an international fan base, and securing major brand sponsorship revenue for live MMA events, digital media, and Alliance MMA fighters.

MMA is the world’s fastest-growing sport with worldwide fans of approximately 300 million according to sports marketing research firm Repucom. MMA is a full contact sport that allows a wide range of fighting techniques, including striking and grappling from various martial arts and disciplines including Boxing, Wrestling, Brazilian Jiu Jitsu, Karate, and Muay Thai. Professional MMA fights are legal and regulated by state athletic commissions in all 50 states.

Alliance MMA, Inc. was incorporated in 2015 for the purpose of acquiring businesses that engage in the promotion of mixed martial arts (MMA) events. In 2016, the company completed an initial public offering that culminated in a listing on the NASDAQ stock exchange. Alliance MMA is the only mixed martial arts promotion company that is publicly-traded.

For more information, visit www.alliancemma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements relate to anticipated future events, future results of operations or future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “might,” “will,” “should,” “intends,” “expects,” “plans,” “goals,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these terms or other comparable terminology. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, those discussed under the heading “Risk Factors” in our registration statement on Form S-1 (Registration No. 333-213166) declared effective by the Securities and Exchange Commission on September 2, 2016. Alliance MMA encourages you to review other factors that may affect its future results in Alliance MMA’s registration statement and in its other filings with the Securities and Exchange Commission.

Footnotes:

1.	http://www.ufc.com/news/ufc-fight-pass-incivta-deal